Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Stoneridge, Inc. 2016 Long-Term Incentive Plan of our reports dated March 14, 2016, with respect to the consolidated financial statements and schedule of Stoneridge, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Stoneridge, Inc. and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan

August 3, 2016